As filed with the Securities and Exchange Commission on September 15, 2016

Registration No. 333-183992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mondelēz International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-2284372
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Parkway North Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

MONDELĒZ GLOBAL LLC THRIFT PLAN

MONDELĒZ GLOBAL LLC TIP PLAN

(Full Titles of the Plans)

Carol J. Ward, Esq.

Vice President and Corporate Secretary

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

(Name and Address of Agent For Service)

(847) 943-4000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Mondelēz International, Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on September 19, 2012 (Registration No. 333-183992) (the “Registration Statement”), the offer and sale of up to 100,000,000 shares of our Class A Common Stock, no par value (“Common Stock”), under the Mondelēz Global LLC Thrift Plan (the “Thrift Plan”) and up to 10,000,000 shares of our Common Stock under the Mondelēz Global LLC TIP Plan (the “TIP Plan”).

As of the close of the market on August 31, 2016, we removed the Common Stock in the Mondelēz International Stock Fund (“Stock Fund”) as an investment option in the Thrift Plan and TIP Plan. The Stock Fund had been frozen to new investments since August 31, 2015. As a result, no more Common Stock will be offered or sold under the Thrift Plan or TIP Plan.

Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration under the Registration Statement the remaining 91,715,287 shares of Common Stock under the Thrift Plan and 9,096,768 shares of Common Stock under the TIP Plan that are unoffered and unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 15th day of September 2016.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Carol J. Ward Vice President and Corporate Secretary

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Irene B. Rosenfeld, Brian T. Gladden, Gerhard W. Pleuhs, Nelson Urdaneta and Carol J. Ward, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irene B. Rosenfeld	Director, Chairman and Chief Executive Officer	September 15, 2016
Irene B. Rosenfeld

/s/ Brian T. Gladden	Executive Vice President and Chief Financial Officer	September 15, 2016
Brian T. Gladden

/s/ Nelson Urdaneta	Vice President, Corporate Controller and Chief Accounting Officer	September 15, 2016
Nelson Urdaneta

/s/ Stephen F. Bollenbach	Director	September 15, 2016
Stephen F. Bollenbach

/s/ Lewis W.K. Booth	Director	September 15, 2016
Lewis W.K. Booth

/s/ Charles E. Bunch	Director	September 15, 2016
Charles E. Bunch

/s/ Lois D. Juliber	Director	September 15, 2016
Lois D. Juliber

/s/ Mark D. Ketchum	Director	September 15, 2016
Mark D. Ketchum

/s/ Jorge S. Mesquita	Director	September 15, 2016
Jorge S. Mesquita

/s/ Joseph Neubauer	Director	September 15, 2016
Joseph Neubauer

/s/ Nelson Peltz	Director	September 15, 2016
Nelson Peltz

/s/ Fredric G. Reynolds	Director	September 15, 2016
Fredric G. Reynolds

/s/ Christiana S. Shi	Director	September 15, 2016
Christiana S. Shi

/s/ Patrick T. Siewert	Director	September 15, 2016
Patrick T. Siewert

/s/ Ruth J. Simmons	Director	September 15, 2016
Ruth J. Simmons

/s/ Jean-François M. L. van Boxmeer	Director	September 15, 2016
Jean-François M. L. van Boxmeer